Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES ARBITRATION UPDATE AND OTHER THIRD QUARTER 2018 ITEMS

LOWELL, Ark., October 10, 2018 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) (“JBHT”) announced today receipt of the arbitrators’ Interim Award on October 5, 2018 in J.B. Hunt Transport, Inc.’s arbitration with BNSF Railway Company (“BNSF”). The details of the Interim Award are confidential; however, we are pleased with several determined components of the Interim Award. The parties are required to submit additional information requested by the arbitrators over the next several months to decide the remaining unresolved matters. However, JBHT will incur an $18.3 million pre-tax charge in the third quarter 2018, related to certain charges claimed by BNSF for specific services requested for customers from April 2014 through May 2018. While the parties disagree on the other financial implications from the Interim Award, we believe such implications will not be fully determined until the arbitrators issue additional Award(s) following their review of each party’s requested additional submissions.

The company also settled two lawsuits with current and former drivers who alleged claims for unpaid wages, failure to provide meal and rest periods, and other items (class settlements) and adjusted its reserves on other specific pending legal matters in the third quarter 2018 incurring a pre-tax charge to insurance and claims expense for $18.1 million. The class settlements are subject to pending court approval.

The company also recorded a $2.6 million pre-tax charge due to a customer bankruptcy filing in the third quarter 2018.

The total pre-tax charges of $39.0 million are expected to lower after tax earnings by approximately $28.9 million or 26 cents per share for the third quarter and full year 2018.

JBHT expects to issue third quarter 2018 earnings after the market closes on Monday, October 15, 2018. It will hold a conference call from 4:30-6:00 P.M. CDT on Monday, October 15, 2018, to discuss the quarterly earnings and answer listener questions. The call-in number for the conference call is (866) 439-5964, and a replay of the call will be posted on its website www.jbhunt.com/investors immediately following the call.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2017. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.